Part IV


                 SAGEBRUSH, INC. AND SUBSIDIARY COMPANIES

                  EXHIBIT 21 - SCHEDULE OF SUBSIDIARIES



                                     STATE OF INCORPORATION
NAME:*                                   OR ORGANIZATION

Chardent, Inc.                             Delaware
Spicewood, Inc.                            Delaware
Sagebrush of Tennessee, L.P.               Delaware
Sagebrush of North Carolina, LLC           North Carolina
Kingsport Foods, Inc.                      Tennessee
Knoxville Foods, Inc.                      Tennessee
Oak Ridge Foods, Inc.                      Tennessee
Sagebrush of Sevierville, Inc.             Tennessee
Sagebrush DTN, Inc.                        Tennessee
Tumbleweed of Pigeon Forge, Inc.           Tennessee
Sagebrush of South Carolina, LLC           South Carolina





















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* All such corporations, other than Chardent, Inc. and Spicewood, Inc., do business under the name "Sagebrush Steakhouse & Saloon."